Exhibit 99.1

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

--------------------------------------------X
                                            :
LIGHTPATH TECHNOLOGIES, INC.,               :
                                            :
              Plaintiff,                    :
                                            :        C.A. No. 18021 NC
                  v.                        :
                                            :
LOUIS G. LEEBURG, WILLIAM   LEEBURG and     :
DONALD E. LAWSON, as representatives        :
of a class of ALL CLASS E   STOCKHOLDERS    :
LIGHTPATH TECHNOLOGIES, INC.,               :
                                            :
              Defendants,                   :
                                            :
                  and                       :
                                            :
MICHAEL J. REARDON, ALBERT E. RAIZNER,      :
JOHN ABUKHALIL, RICHARD a. GOLDFARB,        :
MILTON NIRKEN, OSAMA MIKHAIL, WELDON        :
GUEST, MORDECHAJ BLANKENFELD, HERMAN        :
LAPIN, JAMES T. FOX, NORMAN RAPPAPORT,      :
MARK     BERGER, CAROL SUE FINKELSTEIN,     :
GREGARIO CASAR, RANDOLPH W. EVANS,          :
MARTIN BARRASH, RICHARD M. BARRETT,         :
M.D. P.A., DANIEL BARRETT, CYNTHIA A.       :
BARRETT, ROBERT GORDON, as Trustee of       :
ALAN J. and SHERRI GORDON EISENMAN          :
FAMILY TRUST, and LARRY I. LIPSHULTZ,       :
                                            :
         Additional Defendants.             :
                                            :
--------------------------------------------X

                            STIPULATION OF SETTLEMENT

     THIS STIPULATION OF SETTLEMENT ("Settlement" or "Settlement Agreement"), made as of November 17, 2000, is entered into, subject to preliminary and final approval by the Delaware Court of Chancery, between (i) LightPath Technologies, Inc. ("LightPath" or the "Company") and (ii) Louis G. Leeburg, William Leeburg and Donald E. Lawson ("Defendants"), on their own behalf, and on behalf of all holders of Class E common stock of LightPath (the "Class").

                                  I. RECITALS.

A.   DESCRIPTION OF THE LITIGATION.

     On May 2, 2000, LightPath commenced an action for a declaratory judgment in the Court of Chancery of the State of Delaware, seeking a judicial determination of existing disputes between LightPath and the holders of its Class E common stock. On August 3, 2000, LightPath served and filed an amended and supplemental complaint (the "Complaint"). The Complaint seeks a judgment declaring that the Class E stockholders have no right to vote, that their stock be redeemed on September 30, 2000, for $.0001 per share, and that no fraud or wrongdoing was committed by LightPath or any of its officers or directors ("LightPath's Affiliates") in connection with the issuance of the Class E stock (the "Declaratory Judgment Action"). The Declaratory Judgment Action was tried on September 12, 2000 before the Honorable William B. Chandler, III, Chancellor of the Court of Chancery.

     a.   THE TEXAS ACTION.

     On or about June 9, 2000, certain holders of Class E common stock commenced an action in the District Court of Harris County, Texas, 2000-29461 (the "Texas Action"). The plaintiffs in the Texas Action contend that false and misleading representations were made to them in connection with their purchase of LightPath common stock and, in particular, in connection with the recapitalization of LightPath in 1995 ("the 1995 Restructuring"). The plaintiffs in the Texas Action demand trial by jury. LightPath, its directors at the time of the 1995 Restructuring and D. H. Blair Investment Banking Corp. ("Blair") were named as defendants. All defendants in the Texas Action have challenged personal jurisdiction, raised other legal defenses, and have denied all the allegations of wrongdoing.

     b. ATTEMPT TO COORDINATE THE TEXAS ACTION AND THE DECLARATORY JUDGMENT ACTION.

     Since the Declaratory Judgment Action was commenced prior to the Texas Action and since the Delaware Court of Chancery has jurisdiction over all issues concerning the Class E stock and can accord a complete remedy to all Class E stockholders, LightPath named certain of the Texas plaintiffs as additional defendants and invited them to enter an appearance as party defendants and participate in the Declaratory Judgment Action and the trial of that action. The Texas plaintiffs rejected LightPath's invitation.

     The trial in the Declaratory Judgment Action was held on September 12, 2000 but was adjourned at the request of the parties before closing the evidentiary record. Thereafter, LightPath's attorney sent a copy of the trial transcript and exhibits to the attorneys for the plaintiffs in the Texas Action (the "Texas Attorneys"). LightPath's attorney advised the Texas Attorneys that, if they so requested, the trial would be resumed and rescheduled so that they could appear and present any evidence of wrongdoing known to them, and that LightPath would arrange for expedited discovery to assist them in uncovering any such evidence they thought they might have. The Texas Attorneys rejected LightPath's offer and stated that they would not participate in the trial of the Declaratory Judgment Action.

     Since the beginning of the year 2000, the price of LightPath's Class A common stock has soared from a low in 1999 of $1.06 to a high of $65.31 reached on March 7, 2000. LightPath is currently trading at about $30.00 per share. LightPath's board of directors recognized that the Class E stock would not meet its targets for conversion into Class A stock established as a part of the 1995 Restructuring and would be redeemed at $.0001 per share on September 30, 2000 as required by LightPath's certificate of incorporation. Aware that there might be disgruntled Class E stockholders, LightPath's board designated two of its members Robert Ripp ("Ripp") and James Adler ("Adler") to serve as a litigation committee (the "Litigation Committee"). Neither Ripp nor Adler own any Class E stock. The remaining LightPath directors own substantial amounts of Class E stock. The Litigation Committee decided that LightPath should commence a declaratory judgment action in the Court of Chancery in Delaware, in order to provide a forum for any Class E stockholder or group of stockholders to litigate any issues concerning the disparity in value between the Class A and the Class E LightPath stock. Accordingly, on May 2, LightPath filed the Declaratory Judgment Action.

     LightPath believes that the 1995 Restructuring undertaken by LightPath and its officers and directors was in the best interests of LightPath and all of its stockholders and that LightPath's management took no action adverse to the interests of the Class E stockholders. Nevertheless, the Litigation Committee believed that it was in LightPath's best interests that the claims of all Class E stockholders be resolved. Accordingly, the litigation Committee entered into negotiations with Louis G. Leeburg ("Leeburg"), a defendant in the Delaware Declaratory Judgment Action and one of three representatives of the class, who owns or advises owners of 502,877 shares of Class E stock. The terms contained herein represent the product of negotiations between the Litigation Committee and Leeburg.

                                II. DEFINITIONS.

     All capitalized terms which appear throughout this Settlement and the Exhibits attached hereto are defined as follows, if not defined above:

     A. "Effective Date" shall mean 31 days following the date on which the Court's Order and Final Judgment Approving the Settlement (the "Final Judgment"), in substantially the form attached hereto as Exhibit C, is entered if no appeal is taken, or, if an appeal is taken from the approval of the Settlement, the business day following the date on which the Final Judgment is no longer subject to further appeal or review.

     B. "Notice" shall mean the form of mailed notice entitled "Notice of Pendency of Class Action, Class Determination, Settlement of Class Action, Settlement Hearing and Right to Appear," attached hereto at Exhibit B, which shall be mailed to all Class Members as described herein and as directed by the Court.

     C. "Person" shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, government and any political subdivision thereof, or any other type of entity.

     D. "Class" and "Class Members" shall mean all holders of record and beneficial owners of the Class E stock of LightPath and their heirs, successors in interests, representatives and assigns.

                                III. AGREEMENTS.

     1. Each Class member shall have the right to elect to receive either an option (the "Option") for each 100 shares of Class E stock on terms and conditions described below or a per share cash consideration of $0.40 per Class E share.

     2. The Option will have an exercise price equal to the average closing price of LightPath's Class A stock for the ten (10) trading days immediately prior to the Effective Date and expire two years after the Effective Date. Each Option shall entitle the holder to purchase one share of LightPath's Class A stock. A Class member who so elects will be entitled to receive one option for each 100 shares of Class E stock held by such member.

     3. Based upon application of the Black-Scholes model, LightPath determined that each two-year Option has an estimated fair value of approximately 40% to 55% of the current stock price. Since 100 shares of Class E stock must be exchanged for one Option, each Option on a per share basis is worth approximately $0.40. As an alternative each Class Member may elect to receive cash consideration of $0.40 for each Class E share held in lieu of Options. Cash payment will be paid on holdings of less than 100 shares of Class E stock at the time of exercise of the Options.

     4. Class Members, who elect to receive Options, should inform LightPath of their election within forty-five (45) days from the date of the Settlement Hearing referred to hereafter by letter addressed to Ms. Donna Bogue, Chief Financial Officer, LightPath Technologies, Inc., 6820 Academy Parkway East,
N.E., Albuquerque, NM 87109. Notices shall be deemed received two (2) days following the postmark date of the Notice. Class Members who fail to make an election shall be deemed to have elected to receive the per share cash consideration of $0.40 for each Class E share held or owned beneficially by them.

     5. LightPath shall have the right to declare this agreement null and void and thereafter have no obligations whatsoever under this agreement (a) if a Final Judgment in substantially the form annexed hereto as Exhibit C is not entered, or if entered and an appeal is taken, the judgment is not approved by the highest court having jurisdiction to pass upon the judgment or (b) the class designation made in the Scheduling Order is altered or changed or the class is decertified.

     APPROVAL OF THE SETTLEMENT.

     6. The parties shall cooperate fully and with all reasonable speed to obtain approval of the Settlement from the Court. Within ten (10) days after the execution of this Settlement, the parties hereto shall jointly submit this Settlement Agreement to the Court and make a joint application for the entry of the Scheduling Order substantially in the form attached hereto as Exhibit A, the entry of which shall be a condition precedent to any obligation of any party pursuant to this Stipulation. The Scheduling Order shall establish a date for a hearing before the Court to approve the Settlement (the "Settlement Hearing").

     7. Subject to the approval of the Court, LightPath shall provide Notice to Class Members by mailing a Notice, as specified herein, to each Class E stockholder of record. Notice shall be in a form approved by the Court and substantially similar to the Notice of Pendency of Class Action, Class Determination, Proposed Settlement, Settlement Hearing and Right to Appear attached hereto as Exhibit B. Proof of mailing shall be submitted to the Court as part of the application for final approval of the Settlement at the Settlement Hearing.

     ATTORNEYS' FEES.

     8. In connection with the Settlement, defendants' counsel will apply to the Court for an award of attorneys' fees, expenses and costs (the "Fee Award") to be paid by LightPath. LightPath will not object to any such request for a Fee Award of up to $100,000.

     9. The Fee Award determined by the Court to be awarded to defendants' counsel shall be paid to the order of Biggs and Battaglia within ten (10) days of the Effective Date, provided, however, that, if an appeal is taken from the approval of the Settlement, and the Fee Award is upheld, the payment of the Fee Award, shall be made upon the successful conclusion of the appeal.

     ORDER AND FINAL JUDGMENT.

     10. The parties agree to the entry of a Final Judgment by the Court, substantially in the form attached hereto as Exhibit C, which will, among other things, provide for the dismissal of the Action with prejudice and without costs (except as provided for in this Settlement) and for the release of LightPath and any of its past or present officers, directors, and employees, predecessors, successors, subsidiaries, or affiliates, from any and all liability to the Class E stockholders based upon their investment in LightPath, the exchange of 5.5 shares of LightPath common stock for 1 share of LightPath Class A stock, the issuance of Class E stock as a dividend on Class A stock, the public offering of LightPath Class A stock which commenced on February 22, 1996 and the management and operation of the businesses and affairs of LightPath insofar as it relates directly or indirectly to the Class E stock.

     TERMINATION OF THE SETTLEMENT.

     11. This Settlement shall be deemed terminated and canceled, and shall have no further force and effect whatsoever, if:

     a.   There is no Effective Date;

     b. The Court denies the motion to enter an Order preliminarily approving the Settlement and directing that notice of the Settlement be given, or if such an order is entered, it is later reversed or materially modified, whether on appeal or otherwise; or

     c. The Court denies the motion to enter a Final Judgment in substantially the form of Exhibit C hereto, or if such a final judgment is entered, and is later reversed or materially modified, whether on appeal or otherwise.

     12. Notwithstanding the foregoing provisions concerning termination, cancellation or other ineffectiveness of this Settlement, the effectiveness of the Settlement or the finality of the Court's Order and Final Judgment, or any other orders entered pursuant to the Settlement, shall not be affected by the allowance, disallowance or modification by the Court of any application by Defendants' counsel for attorneys' fees and expenses or claims filed by particular Class Members for participation in the Settlement Fund.

     13. In the event this Settlement Agreement is terminated or fails to become effective for any reason whatsoever, then each party shall be returned to the position in the litigation which that party held immediately prior to the date of execution of the Settlement and shall proceed in all respects as if this Settlement, its exhibits and any related agreements or orders had never been executed.

     14. In the event this Settlement Agreement is terminated or fails to become effective for any reason, neither this Settlement Agreement nor any action taken, or statement made, pursuant to it shall be used in any respect whatsoever in this Action or any other proceeding asserting claims based on the 1995 Restructuring or the issuance, conversion rights or redemption of LightPath's Class E stock.

     MISCELLANEOUS PROVISIONS.

     15. This Settlement Agreement may be amended or modified only by a written instrument signed by or on behalf of all undersigned parties or their successors in interest and approved by the Court.

     16. The waiver by one party of any breach of the Settlement Agreement by another party shall not be deemed a waiver by that party of any other prior or subsequent breach of the Settlement Agreement.

     17. Defendants' counsel represent and warrant they are fully authorized to enter into this Settlement Agreement on behalf of defendants and, to the extent permitted by the Court, the proposed Class, and that their signatures are intended to and do legally bind defendants, and to the extent approved by the Court, the Class.

     18. LightPath's counsel represents and warrants that he is fully authorized to enter into this Settlement Agreement on behalf of LightPath and that his signature is intended to and does legally bind LightPath.

     19. This Settlement, and its exhibits, shall be governed by the laws of the State of Delaware. The parties submit themselves to the jurisdiction of the Delaware Court of Chancery for the enforcement, interpretation or construction of the Settlement and its exhibits, and all other matters regarding or relating to them.

     20. This Settlement, and any order issued by the Court pursuant to it, shall be binding upon, and inure to the benefit of, the successors and assigns of the undersigned parties.

     21. This Settlement may be signed in counterparts by the undersigned attorneys for the parties to this Action, and each such counterpart shall constitute one and the same agreement, provided, however, that the Settlement shall not be binding until it has been signed on behalf of all Settlement parties.

Dated:  Wilmington, Delaware
        November 17, 2000
                                        /s/ Grover C. Brown
                                        ----------------------------------------
                                        Grover C. Brown
                                        GORDON, FOURNARIS & MAMMARELLA, P.A.
                                        Suite 700
                                        1220 North Market Street
                                        P.O. Box 1355
                                        Wilmington, DE 19899-1355
                                        (302) 652-2900

                                        Attorney for Plaintiff

                                        BIGGS AND BATTAGLIA

                                        By: /s/ Victor F. Battaglia, Sr.
                                        ----------------------------------------
                                        Victor F. Battaglia, Sr.
                                        Robert D. Goldberg
                                        1800 Mellon Bank Center
                                        P.O. Box 1489
                                        Wilmington, DE 19899
                                        (302) 655-9677
                                        Attorneys for Defendants

                                    Exhibit A

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY


--------------------------------------------X
                                            :
LIGHTPATH TECHNOLOGIES, INC.,               :
                                            :
              Plaintiff,                    :
                                            :        C.A. No. 18021 NC
                  v.                        :
                                            :
LOUIS G. LEEBURG, WILLIAM   LEEBURG and     :
DONALD E. LAWSON, as representatives        :
of a class of ALL CLASS E   STOCKHOLDERS    :
LIGHTPATH TECHNOLOGIES, INC.,               :
                                            :
              Defendants,                   :
                                            :
                  and                       :
                                            :
MICHAEL J. REARDON, ALBERT E. RAIZNER,      :
JOHN ABUKHALIL, RICHARD a. GOLDFARB,        :
MILTON NIRKEN, OSAMA MIKHAIL, WELDON        :
GUEST, MORDECHAJ BLANKENFELD, HERMAN        :
LAPIN, JAMES T. FOX, NORMAN RAPPAPORT,      :
MARK     BERGER, CAROL SUE FINKELSTEIN,     :
GREGARIO CASAR, RANDOLPH W. EVANS,          :
MARTIN BARRASH, RICHARD M. BARRETT,         :
M.D. P.A., DANIEL BARRETT, CYNTHIA A.       :
BARRETT, ROBERT GORDON, as Trustee of       :
ALAN J. and SHERRI GORDON EISENMAN          :
FAMILY TRUST, and LARRY I. LIPSHULTZ,       :
                                            :
         Additional Defendants.             :
                                            :
--------------------------------------------X

                                SCHEDULING ORDER

     AND NOW, this _____ day of November, 2000, the parties to the above-captioned action (the "Action"), having applied for an Order permitting the Action to be maintained as a class action pursuant to Delaware Chancery Court Rule 23, fixing certain matters in connection with a proposed settlement of the Action in accordance with the Stipulation of Settlement of November, 2000

(the "Settlement" or "Settlement Agreement") entered into by the parties and filed with the Court, and for dismissal of the Action upon the terms and conditions set forth in the Settlement and exhibits thereto;

     AND, the Court having considered the Settlement Agreement, the exhibits thereto and the terms provided for therein, and the parties having consented to the entry of this Order, it is hereby ORDERED as follows:

     1. Pursuant to Rule 23(c)(1), the Action shall be maintained as a class action by the named defendants as representative of the Class as defined below (and any eventual Class) and by their counsel as counsel to the Class (and any eventual Class) pursuant to Rule 23(b)(1) and (b)(2).

     2. The Class shall consist of the record holders and beneficial owners of the Class E stock of the plaintiff, LightPath Technologies, Inc. ("LightPath"), including their respective legal representatives, heirs and successors-in-interest.

     3. The proposed settlement as provided for in the Settlement Agreement is hereby preliminarily approved for purposes of directing that notice thereof to members of the Class be sent in the manner specified below.

     4. A hearing (the "Settlement Hearing") shall be held on ____________, 2000 at __________________ _.m. at the Court of Chancery, 1000 King Street, Wilmington, Delaware 19801, (a) to determine whether the Court should maintain the Class as a Rule 23(b)(1) and (b)(2) class; (b) to hear and determine any objection to the Settlement; (c) to determine whether the Court should approve the Settlement pursuant to Rule 23(e) as fair, reasonable and adequate and in the best interests of the Class; (d) to determine whether any and all claims of the Class members as described in Paragraph 7 of the Proposed Order and Final Judgment should be dismissed on the merits and with prejudice as against defendants and all members of the Class; and (e) in the event the Court approves the Settlement, to pass upon the application of defendants' counsel for an allowance of fees and expenses as provided in the Settlement Agreement.

     5. At the  Settlement  Hearing,  any member of the Class who objects to the
(a) Settlement; (b) dismissal of the Action and release of claims; (c) any order or judgment to be entered with respect thereto; or (d) defendants' counsel's application for fees and expenses in the Action; or who otherwise wishes to be heard, may appear in person or by his, her or its attorney at the Settlement Hearing and present evidence or argument that may be proper and relevant; provided, however, that no person other than counsel for the plaintiff and defendants in the Action shall be heard and no papers, briefs, pleadings or other documents submitted by any such person shall be received and considered by the Court (unless the Court in its discretion shall thereafter otherwise direct, upon application of such person and for good cause shown), unless not later than ten (10) business days prior to the Settlement Hearing a written notice of intention to appear, including a statement of such person's objections to any matters before the Court and the grounds therefor or the reasons such person is desiring to appear and be heard, as well as all documents or writings such person desires the Court to consider, shall be filed by such person with the Register in Chancery and, on or before the date of such filing, shall be served upon the following counsel of record:

                           Grover C. Brown, Esq.
                           GORDON, FOURNARIS & MAMMARELLA, P.A.
                           Suite 700
                           1220 North Market Street
                           P.O. Box 1355
                           Wilmington, DE 19899-1355
                           (302) 652-2900
                           Attorney for Plaintiff

                                    -and-

                           Robert D. Goldberg, Esq.
                           BIGGS AND BATTAGLIA
                           1800 Mellon Bank Center
                           P.O. Box 1489
                           Wilmington, DE 19899
                           Attorneys for Defendants

     6. Any member of the Class who does not make an objection in the manner provided in paragraph 5 hereof shall be deemed to have waived the right to object to the Settlement, to the entry of any order pursuant thereto, and to the allowance, by order, of attorneys' fees and expenses, and shall be foreclosed forever from making any objection thereto.

     7. The Settlement Hearing may be adjourned from time to time without notice other than by announcement at said hearing or at any adjournment thereof. The Court also reserves the right to approve the Settlement with modifications without requiring further notice.

     8. Notice of the Settlement Hearing, substantially in the form and content annexed hereto as Exhibit 1 (the "Notice"), shall be mailed to all members of the Class who are record holders of LightPath's Class E-1, Class E-2 and Class E-3 common stock. Such mailing shall be made in a first class, postage prepaid envelope at least thirty (30) days before the Settlement Hearing.

     9. The Court concludes that the Notice provided in paragraph 8 hereof constitutes the best notice to the Class practicable under the circumstances, and will meet the requirements of due process and Rule 23 of the Rules of this Court.

     10. As soon as practicable after the completion of the mailing of the Notice, LightPath shall cause an affidavit attesting to the manner and time within which the Notice was mailed to be served upon counsel to the parties and filed with the Court.

     11. The parties, counsel herein in any capacity in which they may act hereunder, and any employees or agents of such law firms for the parties (including, without limitation, those employees who may furnish services in connection with the Settlement), shall not be liable for anything done or omitted to be done in connection with the Settlement and the administration thereof except for their own willful misconduct.

     12. All proceedings in this Action, other than such as may be necessary to carry out the terms and conditions of the Settlement Agreement, or the responsibilities related or incidental thereto, are hereby stayed until further order of this Court.

     13. If the proposed settlement as provided in the Settlement Agreement shall not be approved and consummated, then the Settlement Agreement and all proceedings in connection therewith shall be without prejudice to the rights of the parties to this Action.



                                        ----------------------------------------
                                                      CHANCELLOR

                                    Exhibit B

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

--------------------------------------------X
                                            :
LIGHTPATH TECHNOLOGIES, INC.,               :
                                            :
              Plaintiff,                    :
                                            :        C.A. No. 18021 NC
                  v.                        :
                                            :
LOUIS G. LEEBURG, WILLIAM   LEEBURG and     :
DONALD E. LAWSON, as representatives        :
of a class of ALL CLASS E   STOCKHOLDERS    :
LIGHTPATH TECHNOLOGIES, INC.,               :
                                            :
              Defendants,                   :
                                            :
                  and                       :
                                            :
MICHAEL J. REARDON, ALBERT E. RAIZNER,      :
JOHN ABUKHALIL, RICHARD a. GOLDFARB,        :
MILTON NIRKEN, OSAMA MIKHAIL, WELDON        :
GUEST, MORDECHAJ BLANKENFELD, HERMAN        :
LAPIN, JAMES T. FOX, NORMAN RAPPAPORT,      :
MARK     BERGER, CAROL SUE FINKELSTEIN,     :
GREGARIO CASAR, RANDOLPH W. EVANS,          :
MARTIN BARRASH, RICHARD M. BARRETT,         :
M.D. P.A., DANIEL BARRETT, CYNTHIA A.       :
BARRETT, ROBERT GORDON, as Trustee of       :
ALAN J. and SHERRI GORDON EISENMAN          :
FAMILY TRUST, and LARRY I. LIPSHULTZ,       :
                                            :
         Additional Defendants.             :
                                            :
--------------------------------------------X

                    NOTICE OF PENDENCY OF CLASS ACTION, CLASS
                       DETERMINATION, PROPOSED SETTLEMENT,
                     SETTLEMENT HEARING AND RIGHT TO APPEAR

TO: All holders of Class E stock of LightPath Technologies, Inc. ("LightPath"), their legal representatives, heirs and successors in interest.

NOTICE IS HEREBY  GIVEN  pursuant to Delaware  Court of Chancery  Rule 23 and an
     Order of the Court dated __________, 2000 (the "Scheduling Order"), that a hearing (the "Settlement Hearing") will be held in the action referred to in the above caption (the "Action") at _____ _.m. on __________, 2000, at the Court of Chancery, 1000 King Street, Wilmington, Delaware 19801, before the Honorable William B. Chandler III, Chancellor. At the Settlement Hearing, the Court will determine (a) whether the certification of this Action as a defendants class action on behalf of all holders of the Class E stock of LightPath under Court of Chancery Rule 23(b)(1) and (b)(2) (the "Defendant Class") should be maintained; (b) whether a proposed settlement of all claims asserted or which could be asserted in this Action on the terms set forth in a Stipulation of Settlement dated _________, 2000 (the "Settlement" or "Settlement Agreement"), summarized below, is fair, reasonable, and adequate and in the best interests of the Class and should be approved; (c) whether, upon approval of the Settlement, all claims, of every kind and nature, known or unknown, based on federal, state or the common law, direct, derivative or representative, of the holders and beneficial owners of LightPath's Class E-1, Class E-2 and Class E-3 stock ("the Class E stock"), including without limitation, any and all claims arising out of their investment in LightPath, their exchange of 5.5 shares of LightPath common stock for 1 share of LightPath Class A stock, the issuance of Class E stock as a dividend on Class A stock, the public offering of LightPath's Class A stock which commenced on February 22, 1996, and the management and operation of the business and affairs of LightPath insofar as it relates directly or indirectly to the Class E stock (the "Released Claims") should be released and dismissed with prejudice and on the merits; (d) whether each member of the Class should be barred and enjoined permanently from prosecuting any claims based on the Released Claims; and (e) if the Settlement Agreement is approved, whether the application of defendants' attorneys for an allowance of reasonable attorney's fees and expenses should be approved.

          A.   DESCRIPTION OF THE LITIGATION.

     On May 2, 2000, LightPath commenced an action for a declaratory judgment in the Court of Chancery of the State of Delaware (the "Action"). In the Action, LightPath sought a judicial determination that pursuant to its certificate of incorporation the holders of its Class E common stock had the right, as of September 30, 2000, to receive the sum of $.0001 per share of Class E-1, Class E-2 and Class E-3 common stock and no other right.

     On June 9, 2000, certain holders of the Class E stock resident in Texas commenced an action in a local court in Texas (the "Texas Plaintiffs" and the "Texas Action"). The Texas Plaintiffs alleged, among other things, that their approval of a 1995 recapitalization of LightPath (the "1995 Restructuring")as a part of which the Class E stock had been issued had been obtained by means of false and misleading representations made by LightPath and its then officers and directors. On August 3, 2000, LightPath served and filed an amended and supplemental complaint (the "Amended Complaint") in the Action. The Amended Complaint repeated the allegations contained in LightPath's original complaint and, in addition, sought a declaratory judgment determination that LightPath's management and directors had engaged in no improper conduct in connection with the issuance of the Class E stock and that the 1995 Restructuring was in the best interest of all LightPath stockholders, including the Texas Plaintiffs.

     An answer was served in the Action, and discovery was conducted by the defendants. On September 12, 2000, a trial of the Action was held before Chancellor William B. Chandler, III.

                   EVIDENCE ADDUCED AT THE TRIAL OF THE ACTION

     A substantial part of the evidence presented at the trial concerned the 1995 Restructuring. Prior to the 1995 Restructuring, LightPath had 5.5 million shares of common stock outstanding. Pursuant to the 1995 Restructuring, LightPath's common stock was made subject to a 5.5 for 1 reverse split; the new shares of common stock were designated Class A stock, and a stock dividend of four shares of Class E stock was paid on each Class A share. The Class E stock was divided into three classes, E-1, E-2 and E-3. The Class E stock was convertible into Class A, share for share, provided certain financial or market price targets were met (the "Class E Targets") over the ensuing five years. If none of the Class E Targets were met by June 30, 2000, the Class E stock was to be redeemed for $.0001 per share and canceled.

     LightPath believes that the evidence at the trial established that LightPath was insolvent at the time of the 1995 Restructuring, and but for an initial public offering (the "IPO") that raised net proceeds of $7.2 million as a part of the 1995 Restructuring, LightPath would have been compelled to file for bankruptcy and its stockholders would have lost their entire investment. The evidence at the trial further established that it was D.H. Blair Investment

Banking Corp., the underwriter of the IPO, which insisted upon the creation of the Class E (or escrow) shares and set the Class E Targets. LightPath contends that the evidence also shows that it was a direct result of the efforts of its management that the then LightPath stockholders were able to retain approximately 20% of their equity interest, and by means of the Class E stock dividend, were afforded an opportunity to regain substantially all or a significant part of the shares surrendered in the reverse 5.5 to 1 stock split if all or a part of the Class E Targets had been met.

     The Texas Plaintiffs contend that a five year plan prepared by LightPath in 1995 (the "Management Plan") was false and misleading. LightPath believes that the evidence at the trial established that the Management Plan was based upon reasonable assumptions. Further, the evidence at trial established that the Management Plan was scrutinized by the underwriter who engaged an independent expert to evaluate it before agreeing to support the 1995 Restructuring and the IPO. The underwriter's expert met with certain companies testing LightPath's product in making his evaluation. Based upon the independent expert's due diligence investigation, he submitted a written report that supported the assumptions made in the Management Plan.

     Three witnesses testified at the trial. The transcript of their testimony and copies of exhibits introduced into evidence were furnished to the attorneys representing the Texas Plaintiffs (the "Texas Attorneys"). The Texas Attorneys were informed that at LightPath's request the trial was adjourned in order to afford them and their clients an opportunity to offer evidence in support of their claims on behalf of the entire Class of Class E stockholders so that all issues involving the Class E shares could be resolved in one proceeding before the Delaware Court having jurisdiction over the internal affairs of LightPath, a Delaware corporation. The Texas Attorneys on behalf of the Texas Plaintiffs declined to participate in the Action.

     A summary of the testimony of the three trial witnesses is set forth below:

     1. Louis P. Wagman ("Wagman"), the owner of 99,965 shares of Class E stock, was the Chief Operating Officer of LightPath at the time of the 1995 Restructuring. Wagman left LightPath's employ in 1997. He testified that as of June 30, 1995, LightPath had cash of $11,000 and "a monthly burn rate of about $100,000." Because of the lack of cash, salaries of officers were deferred. LightPath had current assets of about $100,000 and current liabilities of almost $6 million. He further testified that LightPath's total assets, including equipment, were $585,000. Although LightPath's financial position was poor,(2) Wagman testified that it had great prospects. Eastman Kodak, Karl Storz GMBH and Rockwell International were actively testing LightPath optical glass, Gradium(R). If any one of those companies entered into a supply contract with LightPath, it would become a highly profitable company. However, LightPath's management recognized that it would take several years of testing before a supply contract could be obtained, and management was projecting negative cash flow for 1995 through 1997.

     Wagman testified that LightPath's management explored all possible means of financing, and that the proposal made by D. H. Blair Investment Banking Corp. ("Blair") was the only available offer. Blair initially proposed that 100% of LightPath's common stock be exchanged for Class E stock but subsequently agreed that approximately 1 million, or approximately 20%, of the Company's 5.5 million shares could remain outstanding, and that a stock dividend of 4 million shares of Class E stock could be made by LightPath on the newly issued Class A stock. In consideration for LightPath's agreement to effect the 1995 Restructuring, Blair agreed to underwrite an $8 million offering of LightPath's Class A stock.

     Wagman explained the dilemma facing LightPath at the time of the Blair offer as follows:

               We felt we didn't have a choice. The company was essentially bankrupt. We didn't have any other offers. We didn't feel that we had any other options, and it was either accept the deal as it was offered to us or lose the company, which meant losing everything that we and the other investors had put into it. (Trial Transcript, pp. 34-35.)

     Responding to and denying an allegation in the Texas Action that LightPath's management had schemed to defraud the LightPath stockholders, Wagman testified that under the terms of the 1995 Restructuring, all stockholders were required to sacrifice in order to save the company. Wagman pointed out that LightPath's management, which endorsed the 1995 Restructuring, not only owned the largest block of common stock at the time but was required to both exchange such stock for Class E stock and to accept Class E stock for deferred compensation of approximately $350,000:(3)

--------
(2) Wagman testified that management considered a bankruptcy filing and consulted with a bankruptcy lawyer.

(3) An additional amount of deferred compensation of $115,000 was treated as a contingent liability to be paid when and if Class E stock met its targets. Thus management compensation of $465,000 was made contingent on LightPath meeting the Class E Targets.

               I don't believe for a minute that we misrepresented at all the offer that was put on the table by D. H. Blair Investment Company and what was then -- we then asked the shareholders to vote on. I can tell you that management always represented this as a deal in which we all had to take our poison in order to live another day, and personally management wound up having to take more poison than anybody else did. I mean, we lost the money that we worked so hard for because we had to have it converted to E shares. (Trial Transcript, p. 47.)

     2. Leonard A. Katz ("Katz"), a Vice President of Blair, testified that the terms of the 1995 Restructuring were conditions imposed by Blair. If LightPath had not agreed, Blair would not have arranged the IPO. Katz testified that he set the Class E Targets for the potential conversion of the Class E stock. His objective in doing so was to protect investors who purchased the new LightPath Class A stock at the public offering from dilution. Accordingly, Katz set the targets so as to prevent the Class E stock from converting until Class A stockholders had an opportunity to earn a 350% return on their investment.

     Katz testified that Blair reviews thousands of prospects for financing each year, but provides assistance to only about a dozen. Blair agreed to provide financing for LightPath based, in part, on a written evaluation of it by an expert in the field of optics, hired by Blair. The expert praised LightPath's product, Gradium, and, after meeting with certain companies testing Gradium, projected future revenues for LightPath of $340 million. The expert's report supported the assumption made in the Management Plan and Katz testified that he believed that there was a reasonable chance that the targets set for the conversion of the Class E would be met:

               I mean, as an underwriter, we want to structure a deal which is fair to the new investors but also fair to the company issuing the stock, which is why when you calculate targets, we typically compare those targets to the projections. We want to make sure that when we set targets for escrow shares that there's a reasonable chance of achieving those targets. It would make no sense to set targets vastly in excess of the company's own projections because there would be no reason to assume that they would ever be achievable. (Trial Transcript, pp. 109-110.)

     3. Donna R. Bogue ("Bogue"), the third and final witness, began her employment with LightPath in April 1996, as controller. In July, 1996, she was named vice president of finance and is presently LightPath's chief financial officer. Bogue testified that the Class E Targets were not met, and that the

Class E stock is essentially worthless, because LightPath is required by its certificate of incorporation to redeem such stock at $.0001 per share as of September 30, 2000. Bogue also testified as to the benefits realized by LightPath's stockholders as a result of the 1995 Restructuring and the IPO:

               At the date -- prior to the company going public, it was basically bankrupt and needed these funds to have any chance of taking GRADIUM to what I believe management felt it could be in the future. And I believe most -- well, based on how the shareholders voted, they saw it that way, too. It was either that or close up house.

               And I think over the years we've proven that our product does have its merits, and maybe not on the original timetable the company thought, obviously when they went public. If people would have held on to their shares, financially they would have made a considerable gain. (Trial Transcript, pp. 176-177.)

                     THE SETTLEMENT AGREEMENT(4)

     Prior to its issuance of a decision after the trial, the Court was informed that the parties in the Action had reached an agreement of settlement (the "Settlement Agreement"). In the event the Settlement Agreement is not approved, the parties will request that the Court decide the Action on the evidence presented at the trial.

     The Settlement Agreement provides each Class E stockholder with a choice between (A) an option to purchase one (1) share of LightPath's Class A stock (the "Option") for every 100 Class E shares held or (B) a cash payment of $0.40 for each Class E share. The Option will have an exercise price equal to the average of the closing price of LightPath's Class A stock for the ten (10) trading days immediately prior to the effective date of the Settlement
Agreement(5)  and will  expire  two (2)  years  after  the  date the  Settlement

----------
(4) A copy of the Stipulation of Settlement and form of Final Judgment are attached hereto.
(5) The Settlement Agreement will be deemed effective 31 days after an order and judgment substantially in the form annexed to the Settlement Agreement (the "Final Judgment") is signed by the Court, if no appeal is taken or, if an appeal is taken, the business day following the date on which the Judgment is no longer subject to further appeal or review.

Agreement becomes effective. Each Option shall entitle the holder to purchase one share of LightPath's Class A stock. One Option will be exchanged for each 100 shares of Class E stock. Based on the application of the Black-Scholes model used by LightPath to value employee stock options, each such two-year option will have an estimated fair value of approximately 40% to 55% of the current stock price. As an alternative to receiving options, Class E stockholders may elect to receive $0.40 per share for each Class E share. If a shareholder elects to receive options, all fractional shares issued upon exercise of the options will be paid for in cash at the time of exercise. The options will be non-transferrable by their terms, but LightPath will register the shares issuable on the exercise of the Options pursuant to applicable federal and state securities laws. Shareholders must inform LightPath of their choice within forty-five (45) days from the date of the Settlement Hearing, by letter addressed to Ms. Donna Bogue, Chief Financial Officer, LightPath Technologies, Inc., 6820 Academy Parkway East, N.E., Albuquerque, NM 87109. Notices shall be deemed received two (2) days following the postmark date of the notice. In the event a Class E stockholder fails to make an election, LightPath will deem such stockholder to have elected to receive a cash payment of $0.40 per share.

     LightPath is entering into the Settlement Agreement in order to resolve all litigation, present or future, relating in any way to the Class E stock, including the Texas Action. Accordingly, the Settlement Agreement provides, inter alia, that it will not become effective unless the Court's preliminary determination that the Action may be maintained as a defendant class action pursuant to Delaware Court of Chancery Rule 23 (b)(1) and (b)(2) remains unchanged and, if appealed, the Court's class action determination is upheld.

B.   CLASS CERTIFICATION.

     In the Scheduling Order, the Court certified the Action as a class action pursuant to Delaware Court of Chancery Rule 23(a) and 23(b)(1) and (b)(2). The Class consists of all holders of Class E-1, Class E-2 and Class E-3 stock of LightPath, including their legal representatives, heirs and successors-in-interest

C.   POSITION OF THE COURT.

     The Court's Scheduling Order certifying the Class and directing the Settlement Hearing should not be construed or considered in any way as an expression or indication of the Court's views as to the merits of any claims or defenses asserted by any party in the Action. As yet the Court has not determined the merits of any of the issues in the Action.

D.   EFFECT OF COURT APPROVAL OF THE SETTLEMENT.

     If the Court approves the Settlement and if the Settlement becomes effective, any and all Released Claims against LightPath and its respective present and former officers, directors, stockholders, employees, representatives, assigns, predecessors, successors, affiliates and related corporations and entities shall be settled, released and dismissed with prejudice. The Settlement will not become effective unless and until it is finally approved by the Court at, or following, the Settlement Hearing, and the Court enters an Order and Final Judgment substantially as described below and all objections, if any, and all appeals involved, if any, have been determined, or the time in which to appeal has expired.

     The Settlement is conditioned upon the entry by the Court of an Order and Final Judgment that:

     (a)  certifies   the   Class,   and   designates    defendants   as   Class
          representatives and defendants' counsel as Class counsel;

     (b)  approves the method of providing this Notice given to the Class;

     (c) approves the Settlement as fair, reasonable, adequate and in the best interests of the Class, and directs consummation of the Settlement in accordance with the terms and provisions of this Settlement Agreement;

     (d) dismisses the Action with prejudice, and releases LightPath and certain related persons and entities from the Released Claims of the Class;

     (e) bars members of the Class from asserting or prosecuting any Released Claims; and

     (f) contains any further provisions that the Court may deem advisable, to which the parties to the Settlement consent.

E.   THE RIGHT TO BE HEARD AT THE SETTLEMENT HEARING.

     Any member of the Class may enter an appearance personally or through his, her or its counsel. Those Class Members who do not seek separate representation will be represented by the Defendants' counsel. IF YOU DO NOT WISH TO OBJECT TO THE PROPOSED SETTLEMENT, YOU NEED NOT APPEAR AT THE HEARING.

     Any member of the Class who objects to the (1) Settlement; (2) dismissal and release of claims; (3) judgments to be entered with respect thereto; or (4) Defendants' counsel's application for fees and reimbursement of costs and expenses in the Action, or who otherwise wishes to be heard, may appear in person or by his, her or its attorney at the Settlement Hearing, and present evidence or argument that may be proper and relevant. However, an objection, or any papers, briefs, pleadings or other documents submitted in connection with an objection, shall not be considered by the Court (unless the Court in its discretion shall thereafter otherwise direct, upon application of such person for good cause shown), unless the person intending to object files a written notice of intention to appear with the Register in Chancery, Daniel L. Herrmann Courthouse, 1020 North King Street, Wilmington, Delaware 19801, not later than ten (10) business days before the Settlement Hearing. Such written notice must also be served upon the following counsel of record on or before the date of such filing with the Register in Chancery:

                           Grover C. Brown, Esq.
                           GORDON, FOURNARIS & MAMMARELLA, P.A.
                           Suite 700
                           1220 North Market Street
                           P.O. Box 1355
                           Wilmington, DE 19899-1355
                           (302) 652-2900
                           Attorney for Plaintiff

                                   -and-

                           Robert D. Goldberg, Esq.
                           BIGGS AND BATTAGLIA
                           1800 Mellon Bank Center
                           P.O. Box 1489
                           Wilmington, DE 19899
                           Attorneys for Defendants

The written notice of intention to appear shall state the reason for the appearance and any objection to any matter before the Court, together with the grounds for such objection, and shall attach all documents or writings that such person desires the Court to consider.

     Any person who fails to object in the manner and within the time prescribed above shall be deemed to have waived the right to object (including the right to appeal) and shall be barred in this proceeding or any other proceeding, from objecting to the Settlement.

F.   ATTORNEYS' FEES.

     The defendant Class is represented by Biggs and Battaglia, 1206 Mellon Bank Center, P.O. Box 1489, Wilmington, DE 19899. Counsel intend to make an application to the Court at or subsequent to the Settlement Hearing for an award of attorney's fees and out-of-pocket expenses in an amount of One Hundred Thousand Dollars ($100,000.00), subject to the approval of the Court. Any award made by the Court shall be paid by LightPath.

G.   SCOPE OF THIS NOTICE.

     The references in this Notice to the pleadings in the Action, the Settlement Agreement and other papers and proceedings are only summaries and do not purport to be comprehensive. Further details concerning the Action, the claims and defenses that have been asserted by the parties and the terms and conditions of the Settlement, including a complete copy of the Settlement Agreement, are contained in the Court's files under Civil Action No. 18021-NC. You may examine the file on any weekday during regular business hours at the office of the Register in Chancery, Daniel L. Herrmann Courthouse, 1020 King Street, Wilmington, Delaware 19801. Should you have any questions with respect to this Notice, the proposed Settlement or the Action generally, you should raise them with your own attorney or defendants' counsel. Defendants' counsel to whom questions concerning this Notice, the proposed Settlement or the status of the Action may be directed is Robert D. Goldberg, Esq., of Biggs and Battaglia, 1800 Mellon Bank Center, P.O. Box 1489, Wilmington, Delaware 19899, (302) 655-9677.

               DO NOT CONTACT THE COURT REGARDING SUCH QUESTIONS.

Dated:  November __, 2000
        Wilmington, Delaware


                                        By Order of the Court


                                        ----------------------------------------
                                                REGISTER IN CHANCERY

                                    Exhibit C

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

--------------------------------------------X
                                            :
LIGHTPATH TECHNOLOGIES, INC.,               :
                                            :
              Plaintiff,                    :
                                            :        C.A. No. 18021 NC
                  v.                        :
                                            :
LOUIS G. LEEBURG, WILLIAM   LEEBURG and     :
DONALD E. LAWSON, as representatives        :
of a class of ALL CLASS E   STOCKHOLDERS    :
LIGHTPATH TECHNOLOGIES, INC.,               :
                                            :
              Defendants,                   :
                                            :
                  and                       :
                                            :
MICHAEL J. REARDON, ALBERT E. RAIZNER,      :
JOHN ABUKHALIL, RICHARD a. GOLDFARB,        :
MILTON NIRKEN, OSAMA MIKHAIL, WELDON        :
GUEST, MORDECHAJ BLANKENFELD, HERMAN        :
LAPIN, JAMES T. FOX, NORMAN RAPPAPORT,      :
MARK     BERGER, CAROL SUE FINKELSTEIN,     :
GREGARIO CASAR, RANDOLPH W. EVANS,          :
MARTIN BARRASH, RICHARD M. BARRETT,         :
M.D. P.A., DANIEL BARRETT, CYNTHIA A.       :
BARRETT, ROBERT GORDON, as Trustee of       :
ALAN J. and SHERRI GORDON EISENMAN          :
FAMILY TRUST, and LARRY I. LIPSHULTZ,       :
                                            :
         Additional Defendants.             :
                                            :
--------------------------------------------X

                            ORDER AND FINAL JUDGMENT

                  AND NOW,  this  _____ day of  _____________,  2000,  a hearing having been held before this Court on ___________, 2000 (the "Settlement Hearing"), pursuant to this Court's Order of ________, 2000 (the "Scheduling Order"), upon a Stipulation of Settlement, filed on _________, 2000 (the
"Settlement" or "Settlement Agreement") of the above-captioned action (the "Action"), which is incorporated herein by reference;

         AND IT APPEARING that due notice of said Settlement Hearing was given in accordance with the Scheduling Order; the Court having determined that notice to the class pursuant to the Scheduling Order, was adequate and sufficient; the respective parties having appeared by their attorneys of record; the Court having heard and considered evidence in support of the proposed Settlement of the Action; the attorneys for the respective parties having been heard; an opportunity to be heard having been given to all other persons requesting to be heard in accordance with the Order; and the entire matter of the proposed Settlement having been heard and considered by the Court; now, therefore,

                 IT IS ORDERED, ADJUDGED AND DECREED AS FOLLOWS:

     1. On __________, 2000, the Notice of Class Action Settlement and Hearing (the "Notice") was distributed in accordance with the Court's Order. On __________, 2000, the parties caused to be filed with the Court an affidavit of the plaintiff LightPath Technologies, Inc. ("LightPath") attesting to the manner and time within which the Notice was mailed.

     2. The Notice is hereby determined to have afforded the best possible notice to members of the class under the circumstances and to have been in full compliance with Del. Ch. Ct. R. 23.

     3. Based on the record of the Action, each of the provisions of the Court of Chancery Rule 23(a) has been satisfied, and the Action has been properly maintained as a defendant class action according to the provisions of Court of Chancery Rule 23(b)(1) and (2), on behalf of the class (the "Defendant Class") of all record holders and beneficial owners of the Class E stock of LightPath including their legal representatives, heirs, and successors-in-interest. This Court further finds that (1) the prosecution of separate actions by individual members of the Defendant Class would create a risk of (a) inconsistent or varying adjudications with respect to individual members of the Defendant Class that would establish incompatible standards of conduct for LightPath, or (b) adjudications with respect to individual members of the Defendant Class that would as a practical matter be dispositive of the interests of other members not parties to the adjudications or substantially impair or impede their ability to protect their interests; and (2) LightPath has acted on grounds generally applicable to the Defendant Class. The Action is certified as a class action pursuant to Court of Chancery Rules 23(b)(1) and (b)(2) on behalf of the Defendant Class.

     4. The law firm of Biggs and Battaglia is certified as counsel for the Defendant Class.

     5. The Settlement is hereby approved as fair, reasonable and adequate and in the best interest of the Defendant Class, and the parties are directed that the Settlement be consummated pursuant to the terms and conditions of the Stipulation of Settlement.

     6. This Order and Final Judgment shall not constitute any evidence or admission of liability by LightPath and shall not be deemed to create any inference that there is any such liability.

     7. This Action, including all claims and causes of action asserted in LightPath's original complaint or in LightPath's amended complaint, is hereby dismissed with prejudice and on the merits in favor of LightPath and against defendants and the Defendant Class. Any and all claims, actions, causes of action, rights or liabilities, of every kind and nature, known or unknown, at law or in equity, that have been or could have been asserted in any court of competent jurisdiction by the defendants or any other member of the Defendant Class against LightPath or any of its subsidiaries, predecessors, successors, assigns, affiliates and related corporations and entities, or any of their respective present or former officers, directors, shareholders, employees, investment bankers, attorneys, auditors, agents, representatives, affiliates ("Lightpath Affiliates"), whether under any state law or federal law or the common law, and whether directly, derivatively, representatively or in any other capacity in connection with or arising out of the subject matter of this Action, and the matters tried before the Court, or the fiduciary or disclosure obligations of LightPath including, but without limitation, arising out of their investment in LightPath, their exchange of 5.5 shares of LightPath common stock for 1 share of LightPath Class A stock, the issuance of Class E stock as a dividend on Class A stock, the public offering of LightPath's Class A stock which commenced on February 22, 1996, and the management and operations of the businesses and affairs of LightPath (or any other person or entity released herein) with respect to any of the foregoing (collectively, "Settled Claims") are hereby completely and finally compromised, discharged settled, released and dismissed with prejudice by virtue of the proceedings in the Action and this Order and Final Judgment.

     8. The defendants and all other members of the Defendant Class are hereby permanently barred and enjoined from instituting or prosecuting, either directly or indirectly, derivatively, representatively or in any other capacity, any action asserting claims which are Settled Claims, and the defendants and the other members of the Defendant Class are hereby declared to have released and discharged from all Settled Claims LightPath and the LightPath Affiliates.

     9. Pursuant to their application for an award of attorney's fees and out-of-pocket expenses and subject to the terms of the Settlement Agreement, defendants' counsel is hereby awarded attorney's fees and expenses in the amount of $______________. The Court finds that the amount of defendants' counsel fees and expenses is fair and reasonable under the circumstances and shall be paid by LightPath in accordance with the terms of the Settlement Agreement.

     10. No person or entity shall use or offer the Settlement Agreement, its exhibits, documents or the negotiations or proceedings relating thereto, for any purpose inconsistent with the terms and policies of the Court.

     11. Jurisdiction is reserved without limitation over (a) implementation of this Order and Final Judgment; (b) the Action, until the Effective Date (as defined in the Settlement Agreement) and until each and every act and agreed to be performed by the parties shall have been performed pursuant to this Order and Final Judgment, and the exhibits incorporated in this Order and Final Judgment; and (c) all parties, and the members of the Defendant Class, for the purpose of enforcing and administering the Settlement.


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                                                       CHANCELLOR